Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement

(Form S-3) and related Prospectus of Public Storage for the registration of common shares of beneficial interest, preferred shares of beneficial interest, equity shares of beneficial interest, depositary shares, warrants and debt securities and to the incorporation by reference therein of our reports dated February 28, 2007, with respect to the consolidated financial statements and schedules of Public Storage, Inc., Public Storage, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Public Storage, Inc., which management’s assessment and our report thereon contain an exclusion from the scope of the assessment of Shurgard Self Storage SCA and subsidiaries, included in its Annual Report (Form 10-K), as amended, for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

June 22, 2007